Exhibit 99.1

Vislink Announces Adjournment of Annual Meeting to July 19, 2021;

Urges Eligible Stockholders to Vote

HACKETTSTOWN, NJ — June 21, 2021 – Vislink (NASDAQ: VISL) (“the Company”), a global technology leader in the collection, delivery and management of high quality, live video and associated data in the broadcast, law enforcement and defense markets, today announced that its 2021 annual meeting of stockholders, which was originally scheduled for June 21, 2021 (the “Annual Meeting”), will be convened and adjourned, without any business being conducted, due to lack of the required quorum.

The Annual Meeting will be adjourned to 9:00 a.m. (Eastern Time) on July 19, 2021 to allow additional time for the Company’s stockholders to vote on the proposals set forth in the Company’s definitive proxy statement filed with the Securities and Exchange Commission (the “SEC”) on April 30, 2021, as supplemented by the supplemental proxy materials filed with the SEC on June 17, 2021. The reconvened Annual Meeting will be held at the same virtual meeting link at https://www.cstproxy.com/vislink/2021.

About Vislink, Inc.

Vislink is a global technology business specializing in the collection, delivery, and management of high quality, live video and associated data from the scene of the action to the viewing screen. For the broadcast markets, Vislink provides solutions for the collection of live news, sports, and entertainment events. Vislink also furnishes the surveillance and defense markets with real-time video intelligence solutions using a variety of tailored transmission products. The Vislink team also provides professional and technical services utilizing a staff of technology experts with decades of applied knowledge and real-world experience to the areas of terrestrial microwave, satellite, fiber optic, surveillance, and wireless communications systems, to deliver a broad spectrum of customer solutions. Vislink’s shares of Common Stock are publicly traded on the Nasdaq Capital Market under the ticker symbol “VISL.” For more information, visit www.vislink.com.

Investor Relations:

Chris Shea

chris.shea@vislink.com / investors@vislink.com

Media Relations:

Chris Shea

chris.shea@vislink.com